Exhibit 99.1

BG Medicine Reports 2013 Third Quarter Financial Results

Capital Health Accountable Care Organization LLC Adopts BGM Galectin-3® Test

Network of Laboratories in U.S. Offering BGM Galectin-3 Test Expanded

Full-Year 2013 Product Revenue and Cash Burn Guidance Confirmed

Waltham, Mass., November 6, 2013 – BG Medicine, Inc. (NASDAQ: BGMD), the developer of the BGM Galectin-3 Test, today reported financial results for the third quarter of 2013.

The Company reported product revenues of $1.0 million, a 65% increase from the $0.6 million in revenues reported in the third quarter of 2012. Net loss for the third quarter was $3.7 million, a 46% improvement from the $6.8 million net loss reported in the third quarter of 2012. Operating expenses in the quarter declined by 42% from the same period in the prior year. Net loss per share in the quarter was $0.13 compared to $0.34 for the third quarter of 2012. Operating cash burn decreased by $1.5 million, a 27% decrease, to $4.0 million compared to $5.5 million in the same period of 2012.

“We continue to make significant progress in addressing the fundamentals of our business,” said Paul R. Sohmer, M.D., President and Chief Executive Officer. “We believe that we are setting the table for our go-forward success.”

Q3 2013 Highlights

•	The Centers for Medicare and Medicaid Services (CMS) announced a preliminary decision to set the Medicare payment rate for testing for galectin-3 at the amount of a crosswalked test whose 2013 national limitation amount is $30.24, a 70% increase from the current national limitation amount for galectin-3, subject to a final determination by CMS by year-end 2013 and anticipated overall adjustments to the Clinical Laboratory Fee Schedule for 2014.

•	The Capital Health Accountable Care Organization (ACO), a community health improvement collaborative servicing communities in New Jersey and eastern Pennsylvania, adopted the BGM Galectin-3® Test throughout its organization to help identify heart failure patients at risk for unplanned hospital admissions and readmissions.

•	The network of clinical laboratories offering the BGM Galectin-3 Test in the U.S. was expanded by the addition of the SilverStaff Clinical Laboratories, headquartered in Tennessee.

•	The results of a clinical research study published online in the European Journal of Heart Failure (Eur J Heart Fail. 2013 Oct; 15(10):1157-63) affirmed the near-term significance of repeat testing for galectin-3 in blood using the BGM Galectin-3 Test for subjects with chronic heart failure.

•	The results of a clinical research study of 2,450 participants of the National Heart, Lung, and Blood Institute’s Framingham Heart Study published in the Journal of the American Society of Nephrology (J Am Soc Nephrol. 2013 Sep; 24(9):1470-7) revealed that elevated levels of galectin-3 in blood were significantly associated with increased risks of rapid loss of kidney function and of incident chronic kidney disease. The authors noted that their findings suggest that galectin-3 testing may detect kidney injury years before the clinical onset of kidney disease and may afford early and targeted strategies aimed at kidney disease prevention.

“We expect to drive adoption of the BGM Galectin-3 Test and grow our near-term revenues by leveraging: 1) the new CMS payment rate; 2) demand from physicians, health care provider groups, such as accountable care organizations and community health improvement collaboratives, hospitals and regional clinical laboratories; 3) the expanding network of laboratories offering galectin-3 testing; 4) the utility of our current FDA cleared and CE Marked indications for use; and 5) clinical research data that affirm the near-term significance of galectin-3 testing for patients with chronic heart failure,” Dr. Sohmer continued. “Longer term, we expect to grow revenues from the future introduction of new patient selection tools that may incorporate new clinical indications for the BGM Galectin-3 Test, as well as, other biomarkers or combinations of biomarkers that we identify from our analyses of appropriate clinical cohorts, including the BG Medicine sponsored BioImage Study.”

For the nine months ended September 30, 2013, product revenues grew 76% to $2.8 million from the $1.6 million reported for the same period in 2012. Net loss per share was $0.52 in the first nine months of 2013 compared to $1.04 for the same period of

2012. Operating cash burn decreased by $3.7 million, a 22% decrease, to $12.8 million in the first nine months of 2013 compared to $16.5 million in the same period in 2012. At September 30, 2013, the Company’s unrestricted cash and cash equivalents totaled approximately $11.3 million.

“We will continue to aggressively manage our spending,” added Dr. Sohmer. “Notwithstanding our ongoing commercial and development activities, we expect to continue to reduce our operating expenses. In fact, we believe that operating expenses in 2014 will be approximately 33% lower than what we are currently forecasting for the full year 2013. In addition, we will now consider our options for financing.”

“For the remainder of 2013, we will continue to: 1) drive the adoption of galectin-3 testing of chronic heart failure patients with health care provider groups and laboratories for which galectin-3 could create the most value, such as accountable care organizations, hospitals, IDN’s, and regional reference laboratories; 2) assist Abbott Diagnostics with its currently on-track resubmission to the FDA for 510(k) clearance of its ARCHITECT® Galectin-3 assay by year-end; 3) complete the medical review of data generated in support of BG Medicine’s previous submission to the FDA for 510(k) clearance of the CardioSCORE™ test; and 4) rigorously control our investments,” concluded Dr. Sohmer. “Our financial guidance for the year ending December 31, 2013 remains unchanged: revenues are expected to range between $3.8 and $4.0 million and the operating cash burn for the year is expected to range from $15.5 to $16.5 million and principal payments for 2013 on our term loan to be $2.5 million.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, November 6, 2013, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. The call will be archived and accessible on the Web site for approximately 30 days. Listeners are encouraged to login at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3 Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our expectations regarding the factors we will leverage to drive the near-term adoption of the BGM Galectin-3 Test; our plans regarding how we will grow revenues in the longer-term using new patient selection tools, new clinical indications and biomarkers; our plans to manage our spending and reduce operating expenses even as we grow our business and our expectation regarding the amount by which we may reduce our expenses; our plans to consider external financing options; our plans to assist Abbott with its 510(k) resubmission, to complete the medical review of data for our CardioSCORE test and to control our investments; our expectations regarding the timing and results of the implementation of our refocused business priorities; and our financial guidance for fiscal 2013.

Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; and the limited public float and trading volume for our common stock and volatility in our stock price; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

Revenues:
Product revenue	$1,007	$610	$2,799	$1,592
Service revenue	23	31	125	151

Total revenues	1,030	641	2,924	1,743
Costs and operating expenses (1):
Product costs	321	209	954	552
Service costs	23	31	125	151
Research and development	1,048	2,549	3,541	7,662
Selling and marketing	1,353	2,524	5,279	7,388
General and administrative	1,648	1,864	5,738	6,113

Total costs and operating expenses	4,393	7,177	15,637	21,866

Loss from operations	(3,363)	(6,536)	(12,713)	(20,123)

Non-cash consideration associated with stock purchase agreement	—	—	(329)	—
Interest income	3	9	13	17
Interest expense	(309)	(302)	(893)	(779)
Other income	4	15	8	15

Net loss	$(3,665)	$(6,814)	$(13,914)	$(20,870)

Net loss per share - basic and diluted	$(0.13)	$(0.34)	$(0.52)	$(1.04)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	27,918,883	20,320,190	26,971,981	20,118,768

(1)	Included in operating expense for the three months ended September 30, 2013 were non-cash charges of $0.4 million including $0.3 million of stock-based compensation expense and $0.1 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $0.7 million including $0.6 million of stock-based compensation expense and $0.1 million of depreciation and amortization expenses.

Included in operating expenses for the nine months ended September 30, 2013 were non-cash charges of $1.2 million including $0.9 million of stock-based compensation expense and $0.3 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $2.1 million including $1.9 million of stock-based compensation expense and $0.2 million of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(in thousands)

Assets
Current assets
Cash and cash equivalents	$11,349	$12,786
Restricted cash	265	390
Accounts receivable	451	395
Inventory	411	447
Prepaid expenses and other current assets	504	558

Total current assets	12,980	14,576

Property and equipment, net	194	197
Intangible assets, net	207	372
Deposits and other assets	180	96

Total assets	$13,561	$15,241

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$4,327	$3,245
Accounts payable	1,223	1,110
Accrued expenses	3,000	3,549
Other current liabilities	342	411

Total current liabilities	8,892	8,315

Term loan, net of current portion	4,059	6,612
Other liabilities	—	5
Stockholders’ equity	610	309

Total liabilities and stockholders’ equity	$13,561	$15,241

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K from the fiscal year ended December 31, 2012.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2013	2012
	(in thousands)

Net cash flows used in operating activities	(12,820)	(16,521)

Net cash flows used in investing activities	(15)	(85)

Net cash flows provided by financing activities (1)	11,398	10,311

Net decrease in cash and cash equivalents	(1,437)	(6,295)

Cash and cash equivalents, beginning of period	12,786	23,874

Cash and cash equivalents, end of period	$11,349	$17,579

(1)	For the nine months ended September 30, 2013, cash flows provided by financing activities include net proceeds from the follow-on public offering, offset by commencement of principal amortization under the term loan. For the nine months ended September 30, 2012, cash flows provided by financing activities include net proceeds from the term loan.

Inquiries:

Chuck Abdalian, EVP & Chief Financial Officer, (781) 434-0210